Exhibit 99.1
www.angieslist.com

Angie's List Reports First Quarter 2014 Results

•	First quarter revenue increased to $72.7 million, representing a 39% increase over the prior year quarter.

•	Total paid memberships were 2,628,704 at March 31, 2014, a 35% increase year-over-year.

•	Cost per acquisition (“CPA”) in the first quarter was $82.

•	First quarter cash provided by operations was approximately $14.9 million.
INDIANAPOLIS — April 23, 2014 — Angie’s List, Inc. (NASDAQ: ANGI) announced today first quarter 2014 financial results for the quarter ended March 31, 2014.
“The first quarter represented solid performance for the Company,” said Angie’s List CEO Bill Oesterle. "We grew fast, produced cash and improved margins, all while investing in new products and upgrading our technology. I am pleased with the progress we have made against our operating plan for the full year."

Key Operating Metrics

Three months ended	3/31/14	3/31/13	Change
Total paid memberships (end of period)	2,628,704	1,951,774	35%
Gross paid memberships added (in period)	286,626	274,896	4%
Marketing cost per paid membership acquisition (in period)	$82	$72	14%
First-year membership renewal rate (in period)	73%	73%	flat
Average membership renewal rate (in period)	76%	75%	1.0 pts
Participating service providers (end of period)	49,370	39,265	26%
Total service provider contract value (end of period, in thousands)	$211,635	$150,262	41%

Market Cohort Analysis
“Our cohorts recorded a good first quarter performance with growth in total paid memberships and penetration rates across the board,” continued Oesterle. "This enabled us to achieve increases in average revenue per market for each cohort both year-over-year and compared to the previous quarter."

Cohort	# of Markets	Average Revenue/ Market	Membership Revenue/Paid Membership	Service Provider Revenue/Paid Membership	Average Marketing Expense/ Market	Total Paid Memberships	Estimated Penetration Rate*	Annual Membership Growth Rate
Pre-2003	10	$6,662,119	$38.54	$113.63	$1,375,876	493,817	12.6%	29%
2003-2007	35	4,766,477	33.79	100.09	1,456,256	1,427,873	9.8%	34%
2008-2010	103	285,235	17.02	38.37	198,781	606,325	10.4%	33%
Post 2010	105	29,693	12.65	28.39	57,530	100,689	5.9%	97%
Total	253					2,628,704
Cohort table presents financial and operational data for the twelve months ended March 31, 2014.
* Demographic information used in penetration rate calculations is based on a third-party study we commissioned in March 2014. According to the study, the number of U.S. households in our target demographic was 29 million.

First Quarter Results
Total revenue for the first quarter of 2014 was $72.7 million, an increase of 39 percent compared to $52.2 million in the prior year period. Membership revenue in the first quarter of 2014 was $18.3 million, an increase of 25 percent compared to the prior year period. Service provider revenue remains the largest and fastest growing component of total revenue at $54.4 million for the quarter, representing a 45 percent growth rate year-over-year. Service provider revenue includes revenue from advertising contracts and fees from e-commerce transactions. Advertising revenue was $48.1 million in the first quarter of 2014, an increase of 46 percent compared to the prior year period, and e-commerce revenue was $6.3 million, an increase of 34 percent year-over-year.
Marketing expense increased 19 percent, or $3.8 million, compared to the prior year period. Net loss was $3.8 million, with selling expense of $26.1 million and marketing expense of $23.5 million, compared to a net loss of $7.9 million, with selling expense of $19.6 million and marketing expense of $19.7 million, in the prior year period. Adjusted EBITDA loss, a non-GAAP financial measure, was $0.6 million, an improvement over the loss of $5.8 million achieved in the prior year period.
Cash provided by operations for the first quarter was approximately $14.9 million. At March 31, 2014, the balance of cash, cash equivalents and investments was $64.7 million.
“We are pleased with our performance during the first quarter with respect to member and revenue growth, as well as our generation of cash from operations," said Tom Fox, Chief Financial Officer. "The results demonstrate our ability to drive scale in the business while delivering margin improvement and maintaining secure levels of liquidity."

Business Outlook
The Company’s financial and operating expectations for the second quarter of 2014 are as follows:

•	Total revenue in the range of $79.5 million to $80.5 million.

•	Marketing expense in the range of $35.0 million to $37.0 million.

Conference Call Information
The Company will host a conference call on April 23, 2014 at approximately 4:30 PM (ET) / 1:30 PM (PT) to discuss the quarterly financial results with the investment community. A live webcast of the event will be available on the Angie’s List Investor Relations website at  http://investor.angieslist.com/.
A live domestic dial-in is available at (877) 380-5664 or (253) 237-1143 internationally. An audio replay will be available at (855) 859-2056 domestically or (404) 537-3406 internationally, using Conference ID 26884356 through April 29, 2014.
Live audio webcast of the presentation will be available on the Angie’s List Investor Relations website at http://investor.angieslist.com/.

About Angie’s List
Angie’s List helps consumers have happy transactions with local service professionals in more than 720 categories of service, ranging from home improvement to health care. More than 2 million subscribers across the U.S. share their consumer experiences and use Angie’s List to gain unlimited access to local ratings, exclusive discounts, the Angie’s List magazine, the Angie’s List complaint resolution service and information about how to make the most of their home improvement projects.

Non-GAAP Financial Measures
In addition to providing financial measurements based on generally accepted accounting principles in the United States (GAAP), Angie’s List has disclosed in this press release financial information that has not been prepared in accordance with GAAP. This information includes non-GAAP Adjusted EBITDA, which Angie’s List defines as earnings before interest, income taxes, depreciation, amortization, and non-cash stock-based compensation. Angie’s List uses Adjusted EBITDA internally in analyzing its financial results and has determined to disclose this measure to investors because it believes it will be useful to them, as a supplement to GAAP measures, in evaluating Angie’s List’s operating performance relative to its industry sector and competitors. Angie’s List believes that the use of Adjusted EBITDA provides additional insight for investors to use in evaluation of ongoing operating results and trends. However, non-GAAP financial measures such as Adjusted EBITDA should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Angie’s List has significant uses of cash flows, including capital expenditures and other contractual commitments, interest payments and income taxes that are not reflected in adjusted EBITDA. Adjusted EBITDA does not consider the potentially dilutive impact of issuing non-cash stock-based compensation to Angie’s List’s management and other employees. It should also be noted that other companies, including companies in the same industry, may calculate Adjusted EBITDA in a different manner than Angie’s List. Angie’s List has provided a reconciliation of the Adjusted EBITDA measure to the most directly comparable GAAP financial measure.

Forward-Looking and Cautionary Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding expected revenue, future marketing expense and growth opportunities. These forward-looking statements are based on Angie’s List’s current assumptions, expectations and beliefs and involve substantial risks and uncertainties that may cause results, performance or achievement to materially differ from those expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: our ability to accurately measure and predict revenue per paid membership, membership acquisition costs or costs associated with servicing our members; our ability to protect our brand and maintain our reputation among consumers and local service providers; our ability to attract and retain local service providers to advertise on our service; our ability to increase our pricing on memberships and service provider contracts as we increase our market penetration; our ability to replicate our business model in our less penetrated markets; our success in converting consumers and local service providers into paid memberships and participating service providers; competitive factors; our ability to stay abreast of modified or new laws and regulations applying to our business, including those regarding sales or transaction taxes and privacy regulation; our ability to adequately protect our intellectual property; our ability to manage our growth; and general economic conditions worldwide.
Further information on these factors and other risks that may affect our business is included in filings we make with the Securities and Exchange Commission from time to time, including Angie’s List’s Annual Report on Form 10-K and its subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.
These documents are or will be available online from the SEC or on the SEC Filings section of the Investor Relations section of our website at http://investor.angieslist.com. Information on our website is not part of this release. All forward-looking statements in this press release are based on information currently available to us, and we assume no obligation to update these forward-looking statements in light of new information or future events.
CONTACT:
Investor Relations at Angie’s List
888-619-2655
investorrelations@angieslist.com
Or
Cheryl Reed
Public Relations
317-396-9134
cherylr@angieslist.com

Angie’s List, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	March 31, 2014	December 31, 2013
	(Unaudited)
Assets
Cash and cash equivalents	$43,654	$34,803
Restricted cash	50	50
Short-term investments	20,976	21,055
Accounts receivable, net	13,438	12,385
Prepaid expenses and other current assets	15,732	13,651
Total current assets	93,850	81,944
Property, equipment and software, net	25,497	18,657
Goodwill	1,145	1,145
Amortizable intangible assets, net	3,461	3,500
Deferred financing fees, net	337	397
Total assets	$124,290	$105,643

Liabilities and stockholders’ deficit
Accounts payable	$9,130	$6,838
Accrued liabilities	37,317	21,770
Deferred membership revenue	34,230	35,560
Deferred advertising revenue	42,976	39,448
Current portion of obligations under leases	179	—
Total current liabilities	123,832	103,616
Long-term debt, including accrued interest	14,930	14,918
Deferred membership revenue, noncurrent	4,723	4,909
Deferred advertising revenue, noncurrent	468	521
Obligations under leases	447	—
Deferred income taxes	169	169
Total liabilities	144,569	124,133
Stockholders’ deficit:
Common stock	67	67
Additional paid-in-capital	259,499	257,505
Treasury stock	(23,719)	(23,719)
Accumulated deficit	(256,126)	(252,343)
Total stockholders’ deficit	(20,279)	(18,490)
Total liabilities and stockholders’ deficit	$124,290	$105,643

Angie’s List, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended March 31,
	2014	2013
	(Unaudited)
Revenue
Membership	$18,300	$14,637
Service provider	54,357	37,534
Total revenue	72,657	52,171
Operating expenses
Operations and support	11,548	8,298
Selling	26,122	19,645
Marketing	23,481	19,722
Product and technology	7,457	5,595
General and administrative	7,356	6,380
Total operating expenses	75,964	59,640
Operating loss	(3,307)	(7,469)
Interest expense, net	461	463
Loss before income taxes	(3,768)	(7,932)
Income tax expense	15	15
Net loss	$(3,783)	$(7,947)
Net loss per common share—basic and diluted	$(0.06)	$(0.14)
Weighted average number of common shares outstanding—basic and diluted	58,491	57,949

Non-cash stock-based compensation
Operations and support	$13	$16
Selling	104	25
Product and technology	209	215
General and administrative	1,207	566
Total non-cash stock-based compensation	$1,533	$822

Reconciliation of adjusted EBITDA (loss) to net loss (unaudited):
Net loss	$(3,783)	$(7,947)
Income tax expense	15	15
Interest expense, net	461	463
Depreciation and amortization	1,220	842
Non-cash stock-based compensation	1,533	822
Adjusted EBITDA (loss)	$(554)	$(5,805)

Angie’s List, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)

	Three Months Ended March 31,
	2014	2013
	(Unaudited)
Operating activities
Net loss	$(3,783)	$(7,947)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	1,220	842
Amortization of debt discount, deferred financing fees and bond premium	106	162
Non-cash compensation expense	1,533	822
Changes in certain assets:
Accounts receivable	(1,053)	(1,946)
Prepaid expenses and other current assets	(2,081)	526
Changes in certain liabilities:
Accounts payable	2,201	208
Accrued liabilities	14,843	11,374
Deferred advertising revenue	3,475	4,883
Deferred membership revenue	(1,516)	977
Net cash provided by operating activities	14,945	9,901

Investing activities
Sale of short-term investments, net of purchases	45	(9,944)
Property, equipment and software	(2,257)	(1,514)
Capitalized website and software development costs	(3,953)	—
Intangible assets	(390)	(174)
Net cash used in investing activities	(6,555)	(11,632)

Financing activities
Proceeds from exercise of stock options	461	1,706
Net cash provided by financing activities	461	1,706
Net increase (decrease) in cash and cash equivalents	8,851	(25)
Cash and cash equivalents, beginning of period	34,803	42,638
Cash and cash equivalents, end of period	$43,654	$42,613